REPORT OF SHAREHOLDER MEETING

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On August 17, 2005, a joint special meeting of shareholders was held at which the eleven Trustees identified below were elected (Proposal No. 1) and changes in, or the addition or elimination of, certain fundamental investment policies were approved (Proposal No. 2) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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

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PROPOSAL NO.1

NOMINEE                         FOR                     WITHHELD        TOTAL
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TRUSTEES
Matthew P. Fink                 130,221,591.545         1,713,898.417   131,935,489.962
Robert G. Galli                 130,141,578.604         1,793,911.358   131,935,489.962
Phillip A. Griffiths            130,205,650.404         1,729,839.558   131,935,489.962
Mary F. Miller                  130,191,926.358         1,743,563.604   131,935,489.962
Joel W. Motley                  130,240,275.132         1,695,214.830   131,935,489.962
John V. Murphy                  130,196,273.786         1,739,216.176   131,935,489.962
Kenneth A. Randall              130,071,107.067         1,864,382.895   131,935,489.962
Russell S. Reynolds, Jr.        130,068,237.561         1,867,252.401   131,935,489.962
Joseph M. Wikler                130,227,983.383         1,707,506.579   131,935,489.962
Peter I. Wold                   130,237,354.472         1,698,135.490   131,935,489.962
Clayton K. Yeutter              130,094,236.722         1,841,253.240   131,935,489.962
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PROPOSAL NO. 2: TO APPROVE A MODIFICATION TO THE FUND'S FUNDAMENTAL INVESTMENT
OBJECTIVE
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

                                                                BROKER
        FOR                     AGAINST         ABSTAIN         NON-VOTES         TOTAL
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2B: Concentration of Investments
        90,009,507.627          2,185,617.093   2,154,459.242   37,585,906.000    131,935,489.962
2C: Diversification of Investments
        90,245,360.157          2,026,442.954   2,077,780.851   37,585,906.000    131,935,489.962
2K: Real Estate and Commodities
        90,025,889.218          2,275,323.582   2,048,371.162   37,585,906.000    131,935,489.962
2L: Senior Securities
        90,150,320.740          1,978,268.808   2,220,994.414   37,585,906.000    131,935,489.962
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